Exhibit 99.2

Capitala Finance Corp. Receives “Green Light” from Small Business Administration for Fifth SBIC License

Capitala SBIC Fund VII, L.P. to be Subsidiary of Capitala Finance Corp.

CHARLOTTE, NC—May 4, 2020 (Globe Newswire)—Capitala Group (“Capitala”), a leading provider of capital to lower middle market companies, announced today that the United States Small Business Administration (“SBA”) issued a “green light1” approval letter inviting Capitala Group to submit a small business investment company (“SBIC”) application to obtain its fifth SBIC license.

“We are excited to receive the “green light” from the SBA continuing our 20+ year partnership with the SBIC program,” said Joe Alala, III, Chairman and CEO of Capitala Group. “We believe a fifth license will enable us to continue funding our investment strategy and allow us to selectively grow our portfolio and generate attractive risk-adjusted returns for our shareholders.”

If approved, Capitala SBIC Fund VII, L.P. expects to invest primarily in senior secured debt of lower middle market small businesses. The additional SBIC license would provide Capitala Finance Corp., a publicly traded business development company (Nasdaq: CPTA), with an incremental source of attractive long-term capital.

About Capitala Group

Capitala Group is a $3.0 billion asset management firm that has been providing capital to lower middle market companies throughout North America for twenty years. Since our inception in 1998, Capitala has invested in over 160 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for our individual and institutional investors. For more information, definition and details visit Capitala Group’s website at www.CapitalaGroup.com.

1 Receipt of a green light letter from the SBA does not assure an applicant that the SBA will ultimately issue an SBIC license and the company has received no assurance or indication from the SBA that it will receive an additional SBIC license, or of the timeframe in which it would receive an additional license, should on ultimately be granted.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second lien loans, subordinated debt and, to a lesser extent, equity securities issued by lower and traditional middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as "believes," "intends," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:

Steve Arnall

COO | CFO

sarnall@capitalagroup.com

Katina Cole Jakubowski

Director of Marketing

kjakubowski@capitalagroup.com